PRICING SUPPLEMENT NO.

Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-293684 and 333-293684-01
Dated August 13, 2026

JPMorgan Chase Financial Company LLC Barrier Market Linked Notes (with daily barrier observation)

$5,025,000 Linked to the SPDR® Gold Trust due August 16, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Barrier Market Linked Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the SPDR® Gold Trust (the “Underlying”). If a Barrier Event has occurred, meaning that the closing price of one share of the Underlying is greater than the Upper Barrier on any day during the period from but excluding the Trade Date to and including the Final Valuation Date (the “Observation Period”), JPMorgan Financial will repay your principal amount at maturity plus pay an amount equal to the Conditional Return of 8.00% of the principal amount. The Upper Barrier is equal to the Initial Value plus 43.00% of the Initial Value. If a Barrier Event has not occurred and the Underlying Return is positive, JPMorgan Financial will repay your principal amount plus an amount reflecting the Underlying Return. If a Barrier Event has not occurred and the Underlying Return is zero or negative, JPMorgan Financial will repay your principal amount at maturity but you will not receive any positive return on your investment. The closing price of one share of the Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

Investing in the Notes involves significant risks. The Notes will not pay interest. Because the Upper Barrier is equal to the Initial Value plus 43.00% of the Initial Value, the maximum payment at maturity is $1,430.00 per $1,000 principal amount Note. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Conditional Return at Maturity If a Barrier Event Has Occurred — If a Barrier Event has occurred, JPMorgan Financial will repay your principal amount at maturity plus pay an amount equal to the Conditional Return of 8.00% of the principal amount.
❑	Growth Potential Only If A Barrier Event Has Not Occurred — If a Barrier Event has not occurred and the Underlying Return is positive, JPMorgan Financial will repay your principal amount plus an amount reflecting the Underlying Return. However, if a Barrier Event has not occurred and the Underlying Return is zero or negative, JPMorgan Financial will repay your principal amount at maturity but you will not receive any positive return on your investment.
❑	Repayment of Principal at Maturity — If you hold the Notes to maturity, JPMorgan Financial will repay at least your principal amount at maturity. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date	August 13, 2026
Original Issue Date (Settlement Date)	August 17, 2026
Final Valuation Date[1]	August 14, 2028
Maturity Date[1]	August 16, 2028
[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Key Risks — Risks Relating to the Notes Generally — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement

YOU MAY RECEIVE ONLY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND MAY NOT RECEIVE ANY POSITIVE RETURN ON THE NOTES. THE NOTES ARE EXPOSED TO MARKET RISK SIMILAR TO THE UNDERLYING, IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Barrier Market Linked Notes linked to the SPDR® Gold Trust. The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.

Underlying	Initial Value	Upper Barrier*	Conditional Return	CUSIP/ ISIN
SPDR® Gold Trust (Bloomberg ticker: GLD)	$398.96	$570.51, which is the Initial Value plus 43.00% of the Initial Value	8.00%	46661KDX3 / US46661KDX37

*Rounded to two decimal places

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 17, 2026, product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the SPDR® Gold Trust	$5,025,000	$1,000.00	$100,500	$20.00	$4,924,500	$980.00

[1]	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $20.00 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $969.40 per $1,000 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 3-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
t	Underlying supplement no. 1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the SPDR® Gold Trust is a “Fund.”

Notwithstanding anything to the contrary in the accompanying product supplement, all values of an Underlying or values to which the value of that Underlying may be compared in the determination of any payment on the Notes will be rounded to the same number of decimal places as the closing value of that Underlying published by the Bloomberg Professional® service (“Bloomberg”).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t   You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t   You understand and accept that your potential return is limited by the Conditional Return if a Barrier Event has occurred or the Upper Barrier if a Barrier Event has not occurred.

t   You believe that the price of the Underlying will increase moderately and will not increase above the Upper Barrier during the term of the Notes.

t   You can tolerate receiving only your principal amount at maturity if a Barrier Event does not occur and the Final Value is equal to or less than the Initial Value.

t   You can tolerate receiving only the Conditional Return at maturity if a Barrier Event has occurred.

t   You understand and accept that you will participate in any positive Underlying Return only if a Barrier Event has not occurred, and you believe that a Barrier Event will not occur.

t   You are willing to invest in the Notes based on the Upper Barrier indicated on the cover hereof.

t   You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline.

t   You do not seek current income from your investment.

t   You are willing and able to hold the Notes to maturity.

t   You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t   You understand and accept the risks associated with the Underlying.

t   You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t   You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t   You seek an investment that has unlimited return potential.

t   You believe that the price of the Underlying will increase significantly and will increase above the Upper Barrier during the term of the Notes.

t   You cannot tolerate receiving only your principal amount at maturity if a Barrier Event has not occurred and the Final Value is equal to or less than the Initial Value.

t   You cannot tolerate receiving only the Conditional Return at maturity if a Barrier Event has occurred.

t   You believe that a Barrier Event will occur.

t   You are unwilling to invest in the Notes based on the Upper Barrier indicated on the cover hereof.

t   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline.

t   You seek current income from your investment.

t   You are unwilling or unable to hold the Notes to maturity or seek an investment for which there will be an active secondary market.

t   You do not understand or accept the risks associated with the Underlying.

t   You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Notes. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$1,000 per Note
Principal Amount:	$1,000 per Note. The payment at maturity will be based on the principal amount.
Underlying:	SPDR® Gold Trust
Term:	Approximately 2 years
Payment at Maturity (per $1,000 principal amount Note):

If a Barrier Event has occurred, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

$1,000 + ($1,000 × Conditional Return)

If a Barrier Event has not occurred and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

$1,000 + ($1,000 × Underlying Return)

Because the payment at maturity will not reflect any positive Underlying Return if a Barrier Event has occurred, the Upper Barrier is effectively a cap on your return at maturity. Because the Upper Barrier is equal to the Initial Value plus 43.00% of the Initial Value, the maximum payment at maturity is $1,430.00 per $1,000 principal amount Note.

If a Barrier Event has not occurred and the Underlying Return is zero or negative, JPMorgan Financial will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Note.

In this scenario, you will not receive any positive return on your investment.

Underlying Return:	(Final Value – Initial Value) Initial Value
Barrier Event:	A Barrier Event occurs if, on any day during the Observation Period, the closing price of one share of the Underlying is greater than the Upper Barrier.
Upper Barrier:	Equal to the Initial Value plus 43.00% of the Initial Value, as specified on the cover of this pricing supplement
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Conditional Return:	8.00%
Initial Value:	The closing price of one share of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	The closing price[1] of one share of the Underlying on the Final Valuation Date
Share Adjustment Factor[1]:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
[1] The closing price and the Share Adjustment Factor of the Underlying are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”
Investment Timeline

Trade Date	The Initial Value is observed, and the Upper Barrier is determined.

Every Day during the Observation Period	The closing price of one share of the Underlying is observed.

Maturity Date

The Final Value and the Underlying Return are determined on the Final Valuation Date.

If a Barrier Event has occurred, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

$1,000 + ($1,000 × Conditional Return)

If a Barrier Event has not occurred and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

$1,000 + ($1,000 × Underlying Return)

If a Barrier Event has not occurred and the Underlying Return is zero or negative, JPMorgan Financial will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Note.

In this scenario, you will not receive any positive return on your investment.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Notes?

Tax Treatment

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority. You should review carefully the section entitled “United States Federal Taxation,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Based on current market conditions, we intend to treat the Notes for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, you generally will be required to accrue original issue discount (“OID”) on your Notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the Notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the Note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the Note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of Notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in Notes, including the treatment of the difference, if any, between the basis in their Notes and the Notes’ adjusted issue price.

Our intended treatment of the Notes as CPDIs will be binding on you, unless you properly disclose to the IRS an alternative treatment. Also, the IRS may challenge the treatment of the Notes as CPDIs. If the IRS successfully challenges the treatment of the Notes as CPDIs, then the Notes will be treated as debt instruments that are not CPDIs and, would require the accrual of original issue discount as ordinary interest income based on a yield to maturity higher than the comparable yield. Accordingly, under this treatment, your annual taxable income from (and adjusted tax basis in) the Notes would be higher than if the Notes were treated as CPDIs, and any loss recognized upon a disposition of the Notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Because the SPDR® Gold Trust is not a corporation for U.S. federal income tax purposes, and does not own underlying securities, Section 871(m) does not apply to the Notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “United States Federal Taxation” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments”) in the accompanying prospectus supplement, to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 4.21%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount Note consists of a single payment at maturity, equal to $1,086.87. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a Note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
August 17, 2026 through December 31, 2026	$15.55	$15.55
January 1, 2027 through December 31, 2027	$43.21	$58.76
January 1, 2028 through August 16, 2028	$28.11	$86.87

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the Notes in each year and are neither a prediction nor a guarantee of what the actual yield will be. The amount you actually receive at maturity or earlier sale or exchange of your Notes will affect your income for that year, as described above under “Tax Treatment.”

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	The Notes May Not Pay More Than the Principal Amount at Maturity — You may receive a lower payment at maturity than you would have received if you had invested in a traditional fixed-rated debt security of a similar term from us or if you had invested directly in the Underlying, the commodities held by the Underlying or contracts relating to the Underlying for which there is an active secondary market. If a Barrier Event has not occurred and the Final Value is equal to or less than the Initial Value, you will receive only the principal amount of your Notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
t	We May Accelerate Your Notes If an Acceleration Event Occurs — Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your Notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the Notes as of the date of the notice of acceleration. An acceleration event means an Underlying is delisted, liquidated or otherwise terminated and the calculation agent determines, in its sole discretion, that no successor fund is available. If the payment on your Notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “The Underlyings — Funds — Discontinuation or Modification of a Fund” in the accompanying product supplement for more information.
t	The Appreciation Potential of the Notes Is Limited by the Upper Barrier If a Barrier Event Has Not Occurred — Because the payment at maturity will not reflect any positive Underlying Return if a Barrier Event has occurred, the Upper Barrier is effectively a cap on your return at maturity. Because the Upper Barrier is equal to the Initial Value plus 43.00% of the Initial Value, the maximum payment at maturity is $1,430.00 per $1,000 principal amount Note.
t	The Appreciation Potential of the Notes Is Limited to the Conditional Return If a Barrier Event Has Occurred — If a Barrier Event has occurred, the return on your Notes at maturity will be limited to the Conditional Return, regardless of any appreciation of the Underlying, which may be significant.
t	A Barrier Event May Occur on Any Day During the Observation Period — If, on any day during the Observation Period, the closing price of one share of the Underlying is greater than the Upper Barrier (i.e., a Barrier Event occurs), you will receive at maturity a return equal to only the Conditional Return, and you will not participate in any positive Underlying Return, regardless of any appreciation of the Underlying, which may be significant.
t	You May Receive a Lower Return on the Notes If a Barrier Event Has Not Occurred Than If a Barrier Event Has Occurred — If a Barrier Event has not occurred and the Underlying Return is positive but is less than 8.00%, the return on the Notes at maturity will be less than the Conditional Return of 8.00% you would have received at maturity if a Barrier Event had occurred.
t	The Repayment of Principal Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Initial Value. If you hold the Notes to maturity, JPMorgan Financial will repay your principal amount. The repayment of principal applies only if you hold your Notes to maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Notes.

t	The Probability That a Barrier Event Will Occur Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that a Barrier Event will occur during the Observation Period, resulting in the loss of the opportunity to earn a return on the Notes at maturity based on any positive Underlying Return. However, the Underlying’s volatility can change significantly over the term of the Notes. The price of the Underlying could rise sharply, which could trigger a Barrier Event and result in your receiving only the Conditional Return at maturity.
t	Investing in the Notes Is Not Equivalent to Investing in the Underlying or the Commodities Held by the Underlying — Investing in the Notes is not equivalent to investing in the Underlying or the commodities held by the Underlying. As an investor in the Notes, you will not have any ownership interest or rights in the Underlying or the commodities held by the Underlying, such as voting rights.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, the benchmark price of the Underlying’s Underlying Commodity (as defined under “The Underlying” below) is administered by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and we are, or one of our affiliates is, a price participant that contributes to the determination of that price. Furthermore, our affiliate is the custodian of the Underlying. We and our affiliates will have no obligation to consider your interests as a holder of the Notes in taking any actions in connection with our roles as a price participant and a custodian that might affect the Underlying or the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the value of the Underlying, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market price of the Underlying and, therefore, the market price of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, the estimated cost of hedging our obligations under the Notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the price of one share of the Underlying;
t	supply and demand trends for the Underlying Commodity;
t	the time to maturity of the Notes;
t	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Underlying;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory, geographical and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlying

t	No Affiliation with the Underlying — We are not affiliated with the Underlying. We have not independently verified the information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying. We are not responsible for the public disclosure of information by the Underlying, whether contained in SEC filings or otherwise.
t	The Underlying Is Not an Investment Company or a Commodity Pool and Will Not Be Subject to Regulation Under the Investment Company Act of 1940, as Amended, or the Commodity Exchange Act, as Amended — Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
t	There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market.
t	The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Commodity as well as the Net Asset Value per Share — The Underlying does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the Underlying or by restrictions on access to the Underlying Commodity due to other circumstances. The Underlying does not generate any income, and as the Underlying regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The Underlying sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the Underlying of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the Notes. Additionally, there is a risk that part or all of the Underlying’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the Underlying’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Commodity. In addition, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, the Underlying’s Underlying Commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying.  As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.  For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Commodity as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

t	Risks Associated with Gold — The investment objective of the Underlying is for its shares to reflect the performance of the price of gold bullion, less the Underlying’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.
t	Risks Relating to Commodities Trading on the LBMA — The investment objective of the Underlying is for its shares to reflect the performance of the price of gold bullion, less the Underlying’s expenses. The price of gold is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals' market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.
t	Single Commodity Prices Tend to Be More Volatile Than, and May Not Correlate with, the Prices of Commodities Generally — The Underlying is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The Underlying's Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Notes carry greater risk and may be more volatile than Notes linked to the prices of more commodities or a broad-based commodity index.
t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying. If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $1,000 principal amount Note for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Notes linked to a hypothetical Underlying and assume a hypothetical Initial Value of $100, a hypothetical Upper Barrier of $115 (equal to the Initial Value plus 15% of the Initial Value) and a hypothetical Conditional Return of 1.00%. The hypothetical Initial Value of $100 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is based on the closing price of one share of the Underlying on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Conditional Return and Upper Barrier are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value, the Conditional Return, the Upper Barrier and the Final Value on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value	Underlying Return (%)	A Barrier Event Has Not Occurred (1)		A Barrier Event Has Occurred (1)
		Payment at Maturity ($)	Return at Maturity per $1,000 issue price (%)	Payment at Maturity ($)	Return at Maturity per $1,000 issue price (%)
$200.00	100.00%	N/A	N/A	$1,010.00	1.00%
$190.00	90.00%	N/A	N/A	$1,010.00	1.00%
$180.00	80.00%	N/A	N/A	$1,010.00	1.00%
$170.00	70.00%	N/A	N/A	$1,010.00	1.00%
$160.00	60.00%	N/A	N/A	$1,010.00	1.00%
$150.00	50.00%	N/A	N/A	$1,010.00	1.00%
$140.00	40.00%	N/A	N/A	$1,010.00	1.00%
$130.00	30.00%	N/A	N/A	$1,010.00	1.00%
$120.00	20.00%	N/A	N/A	$1,010.00	1.00%
$115.00	15.00%	$1,150.00	15.00%	$1,010.00	1.00%
$110.00	10.00%	$1,100.00	10.00%	$1,010.00	1.00%
$105.00	5.00%	$1,050.00	5.00%	$1,010.00	1.00%
$102.00	2.00%	$1,020.00	2.00%	$1,010.00	1.00%
$101.00	1.00%	$1,010.00	1.00%	$1,010.00	1.00%
$100.00	0.00%	$1,000.00	0.00%	$1,010.00	1.00%
$99.00	-1.00%	$1,000.00	0.00%	$1,010.00	1.00%
$98.00	-2.00%	$1,000.00	0.00%	$1,010.00	1.00%
$95.00	-5.00%	$1,000.00	0.00%	$1,010.00	1.00%
$90.00	-10.00%	$1,000.00	0.00%	$1,010.00	1.00%
$80.00	-20.00%	$1,000.00	0.00%	$1,010.00	1.00%
$70.00	-30.00%	$1,000.00	0.00%	$1,010.00	1.00%
$60.00	-40.00%	$1,000.00	0.00%	$1,010.00	1.00%
$50.00	-50.00%	$1,000.00	0.00%	$1,010.00	1.00%
$40.00	-60.00%	$1,000.00	0.00%	$1,010.00	1.00%
$30.00	-70.00%	$1,000.00	0.00%	$1,010.00	1.00%
$20.00	-80.00%	$1,000.00	0.00%	$1,010.00	1.00%
$10.00	-90.00%	$1,000.00	0.00%	$1,010.00	1.00%
$0.00	-100.00%	$1,000.00	0.00%	$1,010.00	1.00%

(1) A Barrier Event occurs if, on any day during the Observation period, the closing price of one share of the Underlying is greater than the Upper Barrier.

EXAMPLES 1 THROUGH 3 ASSUME THAT A BARRIER EVENT HAS OCCURRED

Example 1 — The price of the Underlying increases by 50% from the Initial Value of $100 to the Final Value of $150. Although the Underlying Return of 50% is significantly greater than the Conditional Return of 1.00%, because a Barrier Event has occurred, JPMorgan Financial will pay you your principal amount plus a return equal to only the Conditional Return of 1.00%, resulting in a payment at maturity of $1,010.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Conditional Return)
$1,000 + ($1,000 × 1%) = $1,010.00

Example 2 — The price of the Underlying increases by 10% from the Initial Value of $100 to the Final Value of $110. Although the Underlying Return of 10% is greater than the Conditional Return of 1.00%, because a Barrier Event has occurred, JPMorgan Financial will pay you your principal amount plus a return equal to only the Conditional Return of 1.00%, resulting in a payment at maturity of $1,010.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Conditional Return)
$1,000 + ($1,000 × 1%) = $1,010.00

Even though the Final Value is between the Upper Barrier and the Initial Value, because a Barrier Event has occurred, your return on the Notes is not determined based on the Underlying Return and is limited to the Conditional Return.

Example 3 — The price of the Underlying decreases by 10% from the Initial Value of $100 to the Final Value of $90. Although the Underlying Return is negative, because a Barrier Event has occurred, JPMorgan Financial will pay you your principal amount plus a return equal to the Conditional Return of 1.00%, resulting in a payment at maturity of $1,010.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Conditional Return)
$1,000 + ($1,000 × 1%) = $1,010.00

EXAMPLES 4 THROUGH 6 ASSUME THAT A BARRIER EVENT HAS NOT OCCURRED

Example 4 — The price of the Underlying increases by 10% from the Initial Value of $100 to the Final Value of $110. Because a Barrier Event has not occurred, JPMorgan Financial will pay you your principal amount plus an amount representing the Underlying Return, which is 10%, resulting in a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Underlying Return)
$1,000 + ($1,000 × 10%) = $1,100.00

Example 5 — The price of the Underlying increases by 0.50% from the Initial Value of $100 to the Final Value of $100.50. Because a Barrier Event has not occurred, JPMorgan Financial will pay you your principal amount plus an amount representing the Underlying Return, which is 0.50%, resulting in a payment at maturity of $1,005.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Underlying Return)
$1,000 + ($1,000 × 0.50%) = $1,005.00

Even though a Barrier Event has not occurred, your payment at maturity will be less than your payment at maturity if a Barrier Event had occurred.

Example 6 — The price of the Underlying decreases by 50% from the Initial Value of $100 to the Final Value of $50. Because a Barrier Event has not occurred and the Underlying Return is negative, JPMorgan Financial will pay you your principal amount of $1,000 per $1,000 principal amount Note.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC. The investment objective of the SPDR® Gold Trust is for its shares to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars. We refer to gold as the Underlying Commodity with respect to the SPDR® Gold Trust. For additional information about the SPDR® Gold Trust, see “Fund Descriptions — The SPDR® Gold Trust” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the daily performance of the Underlying from January 4, 2016 through August 13, 2026, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price of one share of the Underlying on August 13, 2026 was $398.96. We obtained the closing prices of one share of the Underlying above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits.

The dotted line represents the Upper Barrier of $570.51, equal to 143.00% of the closing price of one share of the Underlying on August 13, 2026.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Underlying on any day during the Observation Period or the Final Valuation Date. There can be no assurance that the performance of the Underlying will result in the return of more than your principal amount at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase &

Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, the estimated cost of hedging our obligations under the Notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the Notes, the related guarantee (together with the indenture and the Notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.